Exhibit 3.1

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

OF

ACCELERIZE INC.

IT IS HEREBY CERTIFIED THAT:

1.         The name of the corporation (the “Corporation”) is Accelerize Inc. The Board of Directors of the Corporation (the “Board”) duly adopted, in accordance with Section 141(f) of the General Corporation Law of the State of Delaware, by unanimous written consent of the Board on September 24, 2019, a resolution proposing and declaring advisable an amendment to Article FIRST of the certificate of incorporation to change the name of the Corporation.

2.         The certificate of incorporation of the Corporation is hereby amended by striking out Article FIRST thereof and by substituting in lieu of said Article the following new Article:

 “FIRST. The name of the corporation is CFN Enterprises Inc.”

3.         The amendment of the certificate of incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Signed on October 22, 2019

/s/ Damon Stein
Damon Stein, General Counsel and Secretary